Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of BGC Partners, Inc. on Form S-1 of:

Our report dated February 7, 2007 relating to the combined financial statements of BGC Division as of September 30, 2006, and December 31, 2005 and 2004 and for the nine-month period ended September 30, 2006 and each of the three years in the period ended December 31, 2005, appearing in the Prospectus, which is part of this Registration Statement; and

Our report dated February 7, 2007 relating to the statement of financial condition of BGC Partners, Inc. as of November 29, 2006, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

February 7, 2007